EXHIBIT 99.1


                                          BIRMINGHAM STEEL CORPORATION
                                          POST OFFICE BOX 1208
                                          BIRMINGHAM, AL 35201
                                          PHONE (205) 970-1200

                                          CONTACT: J. DANIEL GARRETT
                                          VICE PRESIDENT-FINANCE & CONTROL
                                          (205)970-1213


       BIRMINGHAM STEEL REACHES INTERIM $235 MILLION FINANCING ACCORD


           EXTENSION FILED FOR FILING OF FORM 10-K ANNUAL REPORT

BIRMINGHAM, Ala., Sept. 29, 1999 -- Birmingham Steel Corporation (NYSE: BIR) today announced that it reached an agreement in principle with its existing bank lenders to provide continued revolver financing in an amount up to $235 million through December 28, 1999, subject to the execution of definitive documentation and various terms and conditions. Separately, the Company announced today that it has filed for a statutory 15-day extension for the filing of its 1999 Annual Report on Form 10-K. The Company expects that its Form 10-K will be filed on or before October 13, 1999. As of September 28, 1999, there was approximately $216 million outstanding under the Company's revolver and $280 million outstanding under the senior note indentures.

         On August 18, 1999, the Company announced a strategic restructuring which includes, among other things, the sale of the Company's Special Bar Quality division and its 50% ownership interest in American Iron Reduction, LLC. Following the announcement of the restructure, on September 15, 1999, the Company announced FY99 earnings of $1.19 per share (excluding start-up expenses) from its Core Operations (Kanakee and Joliet, Illinois; Birmingham, Alabama; Jackson, Mississippi; Seattle, Washington; Cartersville, Georgia; and its various scrap operations exclusive of Pacific Coast Recycling). In connection with the strategic reorganization, the Company also announced for FY99 after-tax charges of $191.3 million primarily related to discontinued operations.

         The Company said that modifications to certain of its principal debt agreements on a longer term basis are required as a result of the 1999 operating losses attributable to the SBQ division as well as the Company's recent decision to pursue the restructuring. The Company confirmed that negotiations are continuing with its principal creditors including its bank lenders and senior noteholders on these matters. The Company said that its Form 10-K could not be filed yesterday without unreasonable effort or expense in the absence of an extension because the Company's audited financial statements for 1999 should reflect the longer-term modifications being sought from its principal lenders.

         The interim financing accord announced today provides continued financing through December 28, 1999 on a daily basis under the revolving credit facility up to an aggregate balance of $235 million to bridge the Company's financing requirements pending the completion of the longer-term financing arrangements. Among the requirements under the interim financing agreement is that the Company receive an unqualified opinion of its independent auditors with no explanatory paragraphs by October 13, 1999, which condition can be waived by a majority of the lenders under the revolver facility. Following execution, the interim financing agreement will also be filed with the Securities and Exchange Commission.

         Except for historical information, the matters described in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including economic conditions, market demand factors, equipment breakdowns or failures, Birmingham Steel's success in implementing the restructuring plan, the successful outcome of the continuing negotiations on longer-term modifications to the Company's principal debt agreements and the continued cooperation and forbearance of the Company's major creditor constituencies in the interim, the Company's continued compliance with its interim financing arrangements and its principal debt agreements as and when modified, as well as other risks described from time to time in the Company's periodic and special filings with the Securities and Exchange Commission. Any forward-looking statements contained in this document speak only as of the date hereof, and the Company disclaims any intent or obligation to update such forward-looking statements.

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